Itm 77O - 10f3 Transactions

THE LAZARD FUNDS, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Quarter Ended December 31, 2006

					    Total	     Shares
		                Date	    Shares  Price  Purchased by
Portfolio	Security     Purchased    Offered  PerShare The Portfolio

Lazard Mid   OneBeacon Insurance 11/8/06 24,000,000 $25.00    51,900
Cap Portfolio	Group Ltd.

Total                          % of Offering
Principal      % of Offering    Purchased by
Purchased by   Purchased by    all Portfolios   Selling
The Portfolio  the Portfolio  (25% Maximum)      Broker

$1,297,500      0.22%           4.17%          Lehman Brothers

Notes:
Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.